Evolus, Inc. Announces Closing of Initial Public Offering of Common Stock

Irvine, Calif., February 12, 2018 – Evolus, Inc. (NASDAQ: EOLS)(“Evolus”), a medical aesthetics company focused on providing physicians and their patients with expanded choices in aesthetic procedures and treatments, today announced the closing of its initial public offering of 5,000,000 shares of common stock at an initial public offering price of $12.00 per share, before underwriting discounts and commissions. Evolus raised approximately $60.0 million in gross proceeds from the offering, before underwriting discounts and commissions and estimated offering expenses. Evolus has granted the underwriters a 30-day option to purchase an additional 750,000 shares of common stock at the initial public offering price, less underwriting discounts and commissions. Evolus’ common stock began trading on The Nasdaq Global Market under the ticker symbol “EOLS” on February 8, 2018.

Cantor Fitzgerald & Co. and Mizuho Securities USA LLC acted as joint book-running managers for the offering. SunTrust Robinson Humphrey, Inc. and JMP Securities LLC acted as lead managers.

A registration statement on Form S-1, including a prospectus relating to the offering, has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on February 7, 2018. The offering of these shares was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 320 Park Ave., New York, New York 10022, or by e-mail at US-ECM@us.mizuho-sc.com, or by telephone at (212) 205-7600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evolus, Inc.

Evolus is a medical aesthetics company focused on providing physicians and their patients with expanded choices in aesthetic procedures and treatments. Evolus focuses on the self-pay aesthetic market and its lead product candidate, DWP-450, is an injectable 900 kDa purified botulinum toxin type A complex.

Evolus Press Contacts:

September Riharb, Vice President, Marketing
Tel: +1-805-764-6300
Email: September.Riharb@Evolus.com

Jeff Plumer, Vice President, Legal
Tel: +1-949-284-4555
Email: Jeff.Plumer@Evolus.com

###